A.M. Castle & Co. 8-K

Exhibit 10.1

THIS RESTRUCTURING SUPPORT AGREEMENT DOES NOT CONSTITUTE (NOR SHALL IT BE CONSTRUED AS) AN OFFER WITH RESPECT TO ANY SECURITIES OR A SOLICITATION OF ACCEPTANCES OR REJECTIONS AS TO ANY PLAN OF REORGANIZATION, IT BEING UNDERSTOOD THAT SUCH A SOLICITATION, IF ANY, ONLY WILL BE MADE IN COMPLIANCE WITH APPLICABLE PROVISIONS OF SECURITIES, BANKRUPTCY, AND/OR OTHER APPLICABLE LAWS.

RESTRUCTURING SUPPORT AGREEMENT

This RESTRUCTURING SUPPORT AGREEMENT (as amended, supplemented or otherwise modified from time to time, this “Agreement”), dated as of April 6, 2017, by and among (1) A.M. CASTLE & CO., a Maryland corporation (“A.M. Castle”), TOTAL PLASTICS, INC., a Michigan corporation, HY-ALLOY STEELS COMPANY, a Delaware corporation, KEYSTONE TUBE COMPANY, LLC, a Delaware limited liability company, and KEYSTONE SERVICE, INC., an Indiana corporation (collectively, the “A.M. Castle Parties,” and each, an “A.M. Castle Party”), (2) SGF, Inc. (“SGF”), and (3) the undersigned beneficial holders (or investment advisors or managers for such beneficial holders) of claims against, or interests in, the A.M. Castle Parties (collectively, the “A.M. Castle Claims/Interests”), including A.M. Castle Claims/Interests arising under (a) that certain Credit Agreement, dated as of December 8, 2016 (as amended, supplemented or otherwise modified from time to time, the “First Lien Credit Agreement,” and the term loans incurred pursuant thereto, the “First Lien Term Loans”), by and among A.M. Castle and Total Plastics, Inc., as borrowers, each of the guarantors named therein, the lenders party thereto, and Cantor Fitzgerald Securities, as administrative agent and collateral agent, (b) that certain indenture, dated as of February 8, 2016 (as amended, supplemented or otherwise modified from time to time, the “Second Lien Indenture,” and the notes issued pursuant thereto, the “Second Lien Notes”), by and among A.M. Castle, as Issuer, each of the guarantors named therein and U.S. Bank, National Association, as trustee, and/or (c) that certain indenture, dated as of May 19, 2016 (as amended, supplemented or otherwise modified from time to time, the “Third Lien Indenture,” and the notes issued pursuant thereto, the “Third Lien Notes”), by and among A.M. Castle, as Issuer, each of the guarantors named therein and U.S. Bank, National Association, as trustee, in each case, together with their respective successors and permitted assigns that subsequently become party hereto in accordance with the terms hereof (together with SGF, each, a “Consenting Creditor,” and collectively, the “Consenting Creditors”).

Each of the A.M. Castle Parties, the Consenting Creditors, and any Person that subsequently becomes a party hereto in accordance with the terms hereof is referred to herein as a “Party” and collectively as the “Parties.” Capitalized terms used but not defined herein shall have the meanings ascribed to them in the Restructuring Term Sheet attached as Exhibit A hereto (the “Term Sheet”).

WHEREAS:

A.          The Parties have negotiated in good faith and at arm’s length and have agreed to undertake a financial restructuring of the existing debt and equity interests of the A.M. Castle Parties, to be implemented pursuant to a pre-packaged chapter 11 plan of reorganization (as may be amended, supplemented or otherwise modified from time to time in accordance with the terms of this Agreement and the Term Sheet, and including all exhibits thereto, the “Plan”), to be filed in voluntary cases commenced by each of the A.M. Castle Parties (collectively, the “Chapter 11 Cases”) under chapter 11 of title 11 of the United States Code (the “Bankruptcy Code”) in the United States Bankruptcy Court for the District of Delaware (the “Bankruptcy Court”), all in accordance with the terms set forth in this Agreement, the Term Sheet and the Definitive Documents (as defined below) (the “Restructuring”). In the alternative, the Parties may, with the prior written consent of the Company and the Required Consenting Creditors (as defined below), undertake an out-of-court financial restructuring of the existing debt and equity interests of the A.M. Castle Parties on the same or substantially the same terms and conditions as the Restructuring, mutatis mutandis.

B.          The A.M. Castle Parties, the DIP Lenders, and the Consenting Creditors are negotiating in good faith and at arm’s length regarding debtor-in-possession financing and/or the consensual use of “cash collateral” by the A.M. Castle Parties in the Chapter 11 Cases pursuant to the terms and conditions set forth in the interim and final orders to be entered by the Bankruptcy Court (together, the “Financing Orders”) in form and substance mutually acceptable to the A.M. Castle Parties, the DIP Lenders and the Required Consenting Creditors.

C.          Subject to the terms and conditions set forth in this Agreement, the Consenting Creditors have agreed to support (i) the commencement and conduct of the Chapter 11 Cases to implement this Agreement, the transactions contemplated by the Term Sheet, and the Restructuring and (ii) confirmation of the Plan by the Bankruptcy Court.

NOW, THEREFORE, in consideration of the covenants and agreements contained herein, and for other valuable consideration, the receipt and sufficiency of which are hereby acknowledged, each Party, intending to be legally bound hereby, agrees as follows:

1.          Definitions. The following terms used in this Agreement shall have the following definitions:

“Business Day” means any day other than Saturday, Sunday and any day that is a legal holiday or a day on which banking institutions in New York, New York are authorized by law or other governmental action to close.

“Corporate Governance Documents” means any corporate governance documents of the reorganized A.M. Castle Parties, as applicable, including the articles of incorporation or certificates of formation, by-laws, and/or company agreements, to be executed in connection with the Restructuring.

“Disclosure Statement” means, in respect of the Plan, the disclosure statement and all exhibits, schedules, supplements, modifications and amendments thereto.

“Effective Date” means the date upon which (a) no stay of the Confirmation Order (as defined below) is in effect, (b) all conditions precedent to the effectiveness of the Plan have been satisfied or are expressly waived in accordance with the terms thereof, as the case may be, and (c) on which the Restructuring and the other transactions to occur on the Effective Date pursuant to the Plan become effective or are consummated.

“Event” means any event, change, effect, occurrence, development, circumstance, condition, result, state of fact or change of fact.

“Governmental Unit” has the meaning of “governmental unit” set forth in section 101(27) of the Bankruptcy Code.

“Outside Date” means the date that is seventy-five (75) days after the Petition Date.

“Person” means an individual, a partnership, a joint venture, a limited liability company, a corporation, a trust, an unincorporated organization, a group or any legal entity or association.

“Petition Date” means the date the Chapter 11 Cases are commenced.

“Required Consenting Creditors” means Consenting Creditors (other than any Consenting Creditor that is neither (a) SGF nor (b) represented by Paul, Weiss, Rifkind, Wharton & Garrison LLP (“Paul, Weiss”)) that collectively beneficially hold (or serve as investment advisors or managers for such beneficial holders) more than 50.0% of the aggregate principal amount of First Lien Term Loans and Second Lien Notes held by SGF and the Consenting Creditors that are represented by Paul, Weiss, at the time such action, consent, approval or waiver is solicited.

2.          Exhibits Incorporated by Reference. Each of the exhibits attached hereto is expressly incorporated herein and made a part of this Agreement, and all references to this Agreement shall include the exhibits. Unless otherwise provided herein, in the event the terms and conditions set forth in the Term Sheet and this Agreement are inconsistent, the terms and conditions contained in the Term Sheet shall govern.

3.          Effectiveness. This Agreement shall become effective and binding upon each of the Parties upon execution and delivery by (a) each of the A.M. Castle Parties of duly executed signature pages for this Agreement to counsel to the Consenting Creditors and counsel to SGF, and (b) Consenting Creditors that beneficially hold (or serve as investment advisors or managers for such beneficial holders) a majority in aggregate principal amount of, respectively, each of the outstanding First Lien Term Loans, the Second Lien Notes and the Third Lien Notes of duly executed signature pages for this Agreement to counsel to the A.M. Castle Parties (such date, the “Agreement Effective Date”). With respect to any Consenting Creditor that becomes a Party by executing and delivering a Transferee Joinder Agreement (as defined below) after the Agreement Effective Date, this Agreement shall become effective and binding upon such Consenting Creditor at the time such Transferee Joinder Agreement is executed and delivered to counsel to the A.M. Castle Parties and the Consenting Creditors.

4.          Definitive Documents. The “Definitive Documents” shall include, without limitation: (a) all documents implementing, achieving, contemplated by or relating to the Restructuring, including, without limitation, (i) the Plan, (ii) the Disclosure Statement, (iii) the Financing Orders, (iv) the plan supplement and its exhibits, ballots and other solicitation materials in respect of the Plan (the “Solicitation Materials”), (v) the indenture governing the New Notes and the collateral and security agreements creating, evidencing or perfecting the liens on and security interests in the collateral securing the New Notes, (vi) the credit agreement governing the New ABL Facility or the Roll-up Facility, as applicable, and the collateral and security agreements creating, evidencing or perfecting the liens on and security interests in the collateral securing the New ABL Facility or the Roll-up Facility, (vii) the intercreditor agreement governing the intercreditor relationships between the lenders under the New ABL Facility or the Roll-up Facility, as applicable, and the holders of the New Notes, (viii) the credit agreement governing the DIP Facility, if any, (ix) the definitive documentation with respect to the Rights Offering, (x) the backstop agreement with respect to the Backstop Parties’ commitment to backstop the Rights Offering (the “Backstop Agreement”), (xi) other commitment agreements, exit financing agreements or collateral or other financing documents with respect to any indebtedness incurred by any of the A.M. Castle Parties under the Plan or otherwise in connection with the Restructuring, (xii) the organizational documents of any of the A.M. Castle Parties (including, without limitation, any Corporate Governance Documents), (xiii) shareholder agreements, member-related agreements and registration rights agreements with respect to the New Common Stock, or (xiv) other transactional or corporate documents (including, without limitation, any agreements and documents described in the Plan and the exhibits thereto); (b) all motions, pleadings, orders or other documents filed in the Chapter 11 Cases by any of the A.M. Castle Parties seeking approval, ratification or confirmation of any of the documents implementing, achieving, contemplated by or relating to the Restructuring, including, without limitation, (i) the motion or motions to (A) approve the Disclosure Statement, (B) confirm the Plan, (C) approve the Financing Orders, (D) ratify the Solicitation Materials, (E) assume this Agreement (the “RSA Motion”), (F) assume the Backstop Agreement (the “Backstop Motion”), (G) approve the DIP Facility, if any, (H) approve the A.M. Castle Parties’ KEIP and/or KERP, and (I) grant any “first-day” relief requested by the A.M. Castle Parties, and (ii) the order or orders (A) approving the Disclosure Statement and the solicitation procedures (the “Disclosure Statement Order”), (B) confirming the Plan (the “Confirmation Order”), (C) approving the RSA Motion (the “RSA Order”), (D) approving the Backstop Motion (the “Backstop Order”), (E) approving the DIP Facility, if any, (F) approving the A.M. Castle Parties’ KEIP and/or KERP; and (G) granting any “first-day” relief requested by the A.M. Castle Parties (the “First-Day Orders”); (c) all definitive documentation with respect to the MIP; and (d) any other document that has or may have an impact on the legal or economic rights of the Consenting Creditors. The Definitive Documents, whether filed with the Bankruptcy Court or otherwise finalized, shall be consistent in all respects with this Agreement and the Term Sheet and shall be acceptable to the A.M. Castle Parties and the Required Consenting Creditors (which approval may be conveyed by counsel including by electronic mail), each in their sole discretion. Any amendments, modifications, waivers of or supplements to the Definitive Documents, whether filed with the Bankruptcy Court or otherwise finalized, shall (w) not be made without the prior written consent of the Required Consenting Creditors (which approval may be conveyed by counsel including by electronic mail), (x) be consistent in all respects with this Agreement and the Term Sheet, and (y) otherwise be in form and substance acceptable to the Required Consenting Creditors, in their sole discretion.

5.             Commitment of Consenting Creditors.

(a)          Voting, Support. Commencing on the Agreement Effective Date until the occurrence of an Agreement Termination Date (as defined below) with respect to such Consenting Creditor in accordance with the terms hereof, each Consenting Creditor (severally and not jointly) and solely in its capacity as a Consenting Creditor agrees that it shall, subject to the terms and conditions hereof:

(i)          (A) support and consummate the Restructuring in a timely manner in accordance with this Agreement, including the good faith negotiation, preparation and filing of any Definitive Documents within the time frame provided herein or therein; (B) execute and deliver any other documents to which it is a party that may be required to effectuate and consummate the Restructuring; and (C) take any and all commercially reasonable and appropriate actions in furtherance of the Restructuring, as contemplated under this Agreement;

(ii)          to the extent that such Consenting Creditor is entitled to vote to accept or reject the Plan, subject to the receipt by such Consenting Creditor of the Disclosure Statement and Solicitation Materials, vote all of the A.M. Castle Claims/Interests held by such Consenting Creditor (or over which such Consenting Creditor now or hereafter has voting control) to accept the Plan, by delivering its duly executed and completed ballots accepting the Plan on a timely basis following the commencement of the solicitation pursuant to the Solicitation Materials (the “Solicitation”) and to the extent it is permitted to elect whether to opt out of the releases set forth in the Plan, not “opt out” of any releases under the Plan by timely delivering its duly executed and completed ballot or ballots indicating such election;

(iii)          not (A) take, or direct any administrative agent, collateral agent or indenture trustee (as applicable) to take any action inconsistent with such Consenting Creditor’s obligations under this Agreement and, if any applicable administrative agent, collateral agent or indenture trustee takes any action inconsistent with such Consenting Creditor’s obligations under this Agreement, such Consenting Creditor shall use its reasonable best efforts to direct and request that such administrative agent, collateral agent or indenture trustee (as applicable) cease and refrain from taking any such action (provided, that nothing in this Agreement shall be construed to require any Consenting Creditor to sue or to indemnify any administrative agent, collateral agent or indenture trustee for any reason, or to incur any expense, liability or obligation), (B) exercise any right or remedy for the enforcement, collection or recovery of any claim against the A.M. Castle Parties except in a manner consistent with this Agreement, the Plan and the Definitive Documents, or (C) unless this Agreement, the Term Sheet or any Definitive Document has been amended, modified or supplemented in a manner not in compliance with this Agreement and the Term Sheet, amend, change or withdraw (or cause to be amended, changed or withdrawn) its vote to accept the Plan; and

(iv)          not (A) object to, delay, impede or take any other action to interfere with, delay or postpone acceptance, confirmation or implementation of the Restructuring, (B) directly or indirectly seek, solicit, encourage, assist, consent to, propose, file, support, participate in the formulation of or vote for, any restructuring, sale of assets (including pursuant to section 363 of the Bankruptcy Code), merger, workout or plan of reorganization for any of the A.M. Castle Parties other than the Plan (each, an “Alternative Proposal”), or (C) publicly announce its intention not to pursue the Restructuring.

(b)          Notwithstanding anything to the contrary contained in this Agreement, nothing herein and neither a vote to accept the Plan by a Consenting Creditor nor the acceptance of the Plan by any class of creditors shall in any way be deemed to impair or waive the rights of a Consenting Creditor to assert or raise any objection or otherwise appear as a party-in-interest in the Chapter 11 Cases so long as, from the Agreement Effective Date until the occurrence of an Agreement Termination Date, such appearance and the positions advocated in connection therewith either: (i) seek to enforce rights, remedies or obligations under this Agreement; or (ii) are not materially inconsistent with this Agreement and are not for the primary purpose of hindering, delaying, or preventing the consummation of the Restructuring. Except as expressly set forth herein or in the Definitive Documents, no Consenting Creditor shall be required to incur, assume, become liable in respect of, or suffer to exist any material expenses, liabilities or other obligations, or agree to or become bound by any commitments, undertakings, concessions, indemnities or other arrangements that could result in material expenses, liabilities or other obligations to such Consenting Creditor. For the avoidance of doubt, each Party acknowledges and agrees that neither this Agreement nor the Restructuring contemplated hereunder shall be deemed to constitute a waiver of any “Default” or “Event of Default” under the First Lien Credit Agreement, Second Lien Indenture or Third Lien Indenture (as such terms are defined thereunder).

(c)          Transfers.

(i)           Each Consenting Creditor agrees that, commencing on the Agreement Effective Date and ending on the Agreement Termination Date as to such Consenting Creditor, such Consenting Creditor shall not (A) sell, transfer, assign, pledge, grant a participation interest in or otherwise dispose of, directly or indirectly, its right, title or interest in respect of any A.M. Castle Claims/Interests, as applicable, in whole or in part, or (B) deposit any of such A.M. Castle Claims/Interests against any A.M. Castle Party, as applicable, into a voting trust, or grant any proxies, or enter into a voting agreement with respect to any such A.M. Castle Claims/Interests (the actions described in clauses (A) and (B) are collectively referred to herein as a “Transfer” and the Consenting Creditor making such Transfer is referred to herein as the “Transferor”), unless such Transfer is to another Consenting Creditor or the intended transferee (the “Transferee”) first agrees in writing to be bound by the terms of this Agreement applicable to Consenting Creditors by executing a Transferee Joinder Agreement substantially in the form attached hereto as Exhibit B (the “Transferee Joinder Agreement”), and delivering an executed copy thereof within two (2) Business Days following such execution, to (1) Pachulski Stang Ziehl & Jones LLP, counsel to the A.M. Castle Parties, (2) Paul, Weiss, counsel to certain of the Consenting Creditors, and (3) Goodwin Procter, counsel to SGF. Upon compliance with the foregoing, the Transferor shall be deemed to relinquish its rights (and be released from its obligations, except for any claim for breach of this Agreement that occurs prior to such Transfer) under this Agreement to the extent of such transferred A.M. Castle Claims/Interests and the Transferor shall have no liability arising from or related to the failure of the Transferee to comply with the terms and conditions of this Agreement. Any Transfer made in violation of this Section 5(c)(i) shall be deemed null and void ab initio and of no force or effect, regardless of any prior notice provided to the A.M. Castle Parties and/or any Consenting Creditor, and shall not create any obligation or liability of any A.M. Castle Party or any other Consenting Creditor to the purported Transferee. Notwithstanding anything in this Agreement to the contrary and for the avoidance of doubt, if any Party executes and becomes bound by this Agreement solely as to a specific business unit or division, no affiliate of such Party or other business unit or division within any such Party shall be subject to this Agreement unless they separately execute this Agreement or a Transferee Joinder Agreement.

(ii)          Notwithstanding anything to the contrary in Section 5(c)(i), a Consenting Creditor may (A) settle or deliver securities or term loans to settle any confirmed transaction pending as of the date of such Consenting Creditor’s entry into this Agreement, or (B) Transfer any A.M. Castle Claim/Interest to an entity that is acting in its capacity as a Qualified Marketmaker (as defined herein) (a “Qualified Transfer”) without the requirement that the Qualified Marketmaker be or become a Consenting Creditor or otherwise be or become bound by the terms and conditions of this Agreement, provided that such Qualified Transfer shall only be valid if the Qualified Marketmaker subsequently Transfers all right, title and interest in such A.M. Castle Claim/Interest to a Transferee that is a Consenting Creditor (or becomes a Consenting Creditor at the time of the Transfer pursuant to a Transferee Joinder Agreement). For purposes hereof, a “Qualified Marketmaker” shall mean an entity that (A) holds itself out to the market as standing ready in the ordinary course of its business to purchase from customers and sell to customers A.M. Castle Claims/Interests (including debt securities or other debt) or enter with customers into long and short positions in claims against the A.M. Castle Parties (including debt securities or other debt), in its capacity as a dealer or market maker in such claims and (B) is in fact regularly in the business of making a market in claims against issuers or borrowers (including debt securities or other debt).

(d)          Additional Claims/Interests. This Agreement shall in no way be construed to preclude the Consenting Creditors from acquiring additional A.M. Castle Claims/Interests, and each Consenting Creditor agrees that if any Consenting Creditor acquires additional A.M. Castle Claims/Interests then such A.M. Castle Claims/Interests shall be subject to this Agreement (including the obligations of the Consenting Creditors under this Section 5).

6.             Commitment of the A.M. Castle Parties. Commencing on the Agreement Effective Date until the occurrence of an Agreement Termination Date with respect to such A.M. Castle Party, each A.M. Castle Party, jointly and severally, agrees, that such A.M. Castle Party shall, subject to the terms and conditions hereof:

(a)          (i) support and take all actions that are necessary and appropriate or are reasonably requested by the Required Consenting Creditors to obtain orders of the Bankruptcy Court in furtherance of the solicitation, confirmation, and consummation of the Plan and the Restructuring, including obtaining entry of the Financing Orders, Disclosure Statement Order, Backstop Order, RSA Order and Confirmation Order, each in accordance with, and within the time frames contemplated by, this Agreement (including within the deadlines set forth in Section 7(a)); (ii) timely file a formal written response in opposition to any objection filed with the Bankruptcy Court by any Person with respect to entry of the Financing Orders, the Disclosure Statement Order, the Backstop Order, the RSA Order or the Confirmation Order or any relief related thereto; (iii) support and consummate the Restructuring in a timely manner in accordance with this Agreement, including the good faith negotiation, preparation and filing of any Definitive Documents within the time frame provided herein or therein; (iv) execute and deliver any other documents that may be required to effectuate and consummate the Restructuring; (v) take any and all commercially reasonable and appropriate actions in furtherance of the Restructuring, as contemplated under this Agreement; and (vi) operate its business in the ordinary course in a manner consistent with past practice in all material respects (other than any changes in operations (i) resulting from or relating to the filing or prosecution of the Chapter 11 Cases or (ii) imposed by the Bankruptcy Court);

(b)          provide reasonably prompt written notice (in accordance with Section 24 hereof, and in any event which notice shall be provided within 48 hours after such A.M. Castle Party has actual knowledge of the circumstance giving rise to the notice obligation set forth in this clause (b)) to the Consenting Creditors of (i) the receipt by such A.M. Castle Party of an unsolicited proposal or expression of interest with respect to an Alternative Proposal, which notice shall include the material terms of such Alternative Proposal and the identity of the Person(s) involved, (ii) any Event that causes or would reasonably be expected to cause (A) any covenant of any A.M. Castle Party contained in this Agreement not to be satisfied in any material respect, or (B) any condition precedent contained in the Plan not to timely occur or become incapable of being satisfied, (iii) receipt of any notice from any third party alleging that the consent of such party is or may be required in connection with the transactions contemplated by the Restructuring, (iv) receipt of any notice from any Governmental Unit with respect to this Agreement or the Restructuring, (v) receipt of any notice of any complaints, litigations, investigations, hearings or proceedings commenced, or threatened against the A.M. Castle Parties, relating to or involving or otherwise affecting the transactions contemplated by the Restructuring, or (vi) any failure of the A.M. Castle Parties to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder;

(c)          act in good faith and use reasonable best efforts to support and complete successfully the Solicitation in accordance with the terms of this Agreement;

(d)          use reasonable best efforts to satisfy the milestones set forth in Section 7(a) of this Agreement;

(e)          not (i) waive, amend or modify, or file a pleading seeking authority to waive, amend or modify, any Definitive Document or the Restructuring without the Required Consenting Creditors’ prior written consent (which consent may be conveyed by counsel including by electronic mail) or (ii) execute or file any Definitive Document that, in whole or in part, is not materially consistent in any respect with this Agreement, or is not in form and substance acceptable to the Required Consenting Creditors (which consent may be conveyed by counsel including by electronic mail), in their sole discretion;

(f)          timely file a formal objection to any motion filed with the Bankruptcy Court seeking the entry of an order modifying or terminating the A.M. Castle Parties’ exclusive right to file and/or solicit acceptances of a plan of reorganization, directing the appointment of an examiner with expanded powers or a trustee, converting the Chapter 11 Cases to cases under chapter 7 of the Bankruptcy Code, dismissing the Chapter 11 Cases or for relief that (i) is inconsistent with this Agreement in any material respect or (ii) would, or would reasonably be expected to, frustrate the purposes of this Agreement, including by preventing the consummation of the Restructuring;

(g)         use reasonable best efforts to obtain, file, submit or register any and all required Governmental Unit, regulatory approvals and third-party approvals of the Restructuring;

(h)          maintain good standing and legal existence under the laws of the state or other jurisdiction in which such A.M. Castle Party is incorporated, organized or formed;

(i)           not take any actions inconsistent with, or that are intended or reasonably likely to interfere with, this Agreement, the Plan or the Restructuring;

(j)           not (i) object to, delay, impede or take any other action to interfere with, delay or postpone acceptance, confirmation or implementation of the Restructuring, (ii) directly or indirectly seek, solicit, encourage, assist, consent to, propose, file, support, participate in the formulation of, or enter or participate in any discussion or enter into any agreement, with any Person, regarding the negotiation or formulation of any Alternative Proposal (subject to the A.M. Castle Parties’ right to terminate this Agreement pursuant to Section 7(b)(v)), or (iii) publicly announce its intention not to pursue the Restructuring;

(k)          provide draft copies of all Definitive Documents, and all material motions or applications and other documents that any A.M. Castle Party intends to file with the Bankruptcy Court, to the Consenting Creditors and Paul, Weiss and Goodwin Procter, at least five (5) Business Days prior to the date when the applicable A.M. Castle Party intends to execute or file any such pleading or other document (provided, that if delivery of such motions, orders or materials (other than the Plan, the Disclosure Statement, the Solicitation Materials and the Confirmation Order) at least five (5) Business Days in advance is not reasonably practicable, such motion, order or material shall be delivered as soon as reasonably practicable prior to filing, but in no event later than three (3) Business Days in advance of any filing thereof) and shall consult in good faith with such counsel regarding the form and substance of any such proposed filing with the Bankruptcy Court;

(l)           except as expressly contemplated by this Agreement and except for changes resulting from or relating to the filing and prosecution of the Chapter 11 Cases or imposed by the Bankruptcy Court, (i) use commercially reasonable efforts to preserve the relationships with current customers, distributors, suppliers, vendors and others having business dealings with the A.M. Castle Parties, including but not limited to the performance of all material obligations under any executory contracts which have not been rejected and compliance with historical billing practices, (ii) maintain and insure their physical assets, properties and facilities in the current working order, condition and repair as of the date hereof (ordinary wear and tear excepted) and maintain all existing insurance on the foregoing consistent with past practices, (iii) not take any action, or omit to take any action, the intent of which is to cause the termination of its current executive officers (other than for cause), and (iv) maintain the A.M. Castle Parties’ books and records on a basis consistent with prior practice, including prior billing and collection practices; and

(m)          subject to the entry by any Consenting Creditor and its advisors into a confidentiality agreement reasonably acceptable to the A.M. Castle Parties (provided, that the A.M. Castle Parties acknowledge and agree that the existing confidentiality agreements between the Consenting Creditors, their advisors and the A.M. Castle Parties are acceptable for purposes of this clause (m) so long as they remain in full force and effect), at the reasonable request and upon reasonable notice of one or more Consenting Creditors or their advisors, (i) timely respond to reasonable information requests from such Consenting Creditors or their advisors, (ii) provide reasonable access to the A.M. Castle Parties’ (A) facilities, properties, assets, contracts, books, records and any other information concerning the business and operations of the A.M. Castle Parties (other than privileged materials) and (B) officers, management, employees, advisors and representatives regarding the A.M. Castle Parties’ assets, liabilities, business, finances, strategies, prospects, the Chapter 11 Cases, and the general status of ongoing operations, in each case during normal business hours and at other reasonable times in a manner that does not unreasonably interfere with the normal business operations of the A.M. Castle Parties and that does not implicate or jeopardize any applicable privilege.

7.             Termination.

(a)          Consenting Creditor Termination. This Agreement shall automatically terminate as to all Parties upon the delivery of written notice from the Required Consenting Creditors to the other Parties (in accordance with Section 24), at any time after the occurrence of any of the following:

(i)           the A.M. Castle Parties shall have failed to commence the Solicitation on or before May 15, 2017;

(ii)          the Petition Date shall not have occurred on or before June 15, 2017;

(iii)         the A.M. Castle Parties shall have failed to file the Plan, the Disclosure Statement, the RSA Motion and the Backstop Motion on the Petition Date or within one (1) Business Day thereafter;

(iv)         the Bankruptcy Court shall not have entered the Backstop Order or the RSA Order on or before the date that is thirty (30) days after the Petition Date;

(v)          the Bankruptcy Court shall not have entered the Confirmation Order, which either shall include the Disclosure Statement Order or reference the Disclosure Statement Order entered separately, on or before the date that is sixty (60) days after the Petition Date;

(vi)         the Effective Date shall not have occurred by the Outside Date;

(vii)        (A) any Definitive Document is not materially consistent in any respect with this Agreement or the Term Sheet or is otherwise not in form and substance acceptable to the Required Consenting Creditors (which approval may be conveyed by counsel including by electronic mail), in their sole discretion, or (B) any of the terms or conditions of any Definitive Document is waived, amended or modified, or any A.M. Castle Party files a pleading seeking authority to waive, amend or modify, any Definitive Document without the Required Consenting Creditors’ prior written consent (which consent may be conveyed by counsel including by electronic mail), in each case which remains uncured for three (3) Business Days after the receipt by the A.M. Castle Parties of written notice delivered in accordance herewith;

(viii)        the A.M. Castle Parties shall have withdrawn the Plan without the consent of the Required Consenting Creditors (which consent may be conveyed by counsel including by electronic mail);

(ix)          any A.M. Castle Party files, propounds or otherwise seeks, solicits, proposes or supports, directly or indirectly, any Alternative Proposal or publicly announces its intention to pursue an Alternative Proposal;

(x)           any A.M. Castle Party files any motion or application seeking authority to sell all or a material portion of its assets;

(xi)          the termination of the consensual use of cash collateral as provided in the Financing Orders;

(xii)         the filing by any A.M. Castle Party of any motion or other request for relief seeking (A) dismissal of any of the Chapter 11 Cases, (B) conversion of any of the Chapter 11 Cases to a case under chapter 7 of the Bankruptcy Code, or (C) appointment of a trustee or an examiner with expanded powers pursuant to section 1104 of the Bankruptcy Code in any of the Chapter 11 Cases;

(xiii)        the entry of an order by the Bankruptcy Court or any other court with appropriate jurisdiction (A) dismissing any of the Chapter 11 Cases, (B) converting any of the Chapter 11 Cases to a case under chapter 7 of the Bankruptcy Code, (C) appointing a trustee or an examiner with expanded powers pursuant to section 1104 of the Bankruptcy Code with respect to any of the Chapter 11 Cases, (D) making a finding of fraud, dishonesty, or material misconduct by any incumbent officer or director of the A.M. Castle Parties or (E) that would have the effect of restricting, preventing or prohibiting consummation of the Restructuring or materially and adversely impacting the legal or economic rights of any Consenting Creditor;

(xiv)        the entry of an order by the Bankruptcy Court or any other court with appropriate jurisdiction avoiding, invalidating disallowing, subordinating or recharacterizing any A.M. Castle Claims/Interests held by any Consenting Creditor;

(xv)         a material breach by any of the A.M. Castle Parties of any of the commitments, obligations, representations, warranties, or covenants of the A.M. Castle Parties under this Agreement or the Definitive Documents, and any such breach by the A.M. Castle Parties is not cured within five (5) Business Days after receipt of written notice and opportunity to cure, if such breach is curable, from the Required Consenting Creditors;

(xvi)        any court of competent jurisdiction or other competent Governmental Unit or regulatory authority shall have issued an order making illegal or otherwise restricting, preventing or prohibiting the consummation of the Restructuring or materially impacting the legal or economic rights of any Consenting Creditor in a manner that cannot be reasonably remedied in a timely manner by the A.M. Castle Parties or the Consenting Creditor;

(xvii)       the exclusive right of any of the A.M. Castle Parties to file and solicit a chapter 11 plan pursuant to section 1121 of the Bankruptcy Code shall have terminated;

(xviii)      the filing of any motion or pleading by any of the A.M. Castle Parties in the Chapter 11 Cases that is not consistent in any material respect with the terms and conditions of this Agreement or the Definitive Documents in a manner that is not reasonably acceptable to the Required Consenting Creditors (which approval may be conveyed by counsel including by electronic mail); or

(xix)         the Bankruptcy Court grants relief terminating, annulling, or modifying the automatic stay (as set forth in section 362 of the Bankruptcy Code) with regard to any material assets of the A.M. Castle Parties that would have a material adverse impact on the Restructuring.

(b)           A.M. Castle Parties Termination. This Agreement shall automatically terminate as to all Parties upon the delivery of written notice from the A.M. Castle Parties to the other Parties (in accordance with Section 24), at any time after the occurrence of any of the following:

(i)           a material breach by any of the Consenting Creditors of their obligations under this Agreement or the Definitive Documents, and any such breach by the Consenting Creditors is not cured within five (5) Business Days after receipt of written notice and opportunity to cure, if such breach is curable, from the A.M. Castle Parties;

(ii)          any court of competent jurisdiction or other competent Governmental Unit or regulatory authority shall have issued an order making illegal or otherwise restricting, preventing or prohibiting the consummation of the Restructuring in a manner that cannot be reasonably remedied in a timely manner by the A.M. Castle Parties or the Consenting Creditors;

(iii)         the Effective Date shall not have occurred by the Outside Date;

(iv)         the filing of any motion or pleading by any of the Consenting Creditors in the Chapter 11 Cases that is not consistent in any material respect with the terms and conditions of this Agreement or the Definitive Documents in a manner that is not reasonably acceptable to the A.M. Castle Parties; or

(v)          the board of directors, board of managers, or such similar governing body of any A.M. Castle Party determines, based on the advice of outside counsel, that proceeding with the transactions contemplated under this Agreement would be inconsistent with its fiduciary obligations under applicable law.

(c)          Mutual Termination. This Agreement may be terminated as to all Parties by mutual written agreement of the A.M. Castle Parties and the Required Consenting Creditors upon the receipt of written notice delivered in accordance with Section 24.

(d)          Individual Consenting Creditor Termination. Each Consenting Creditor may terminate this Agreement, solely as to such terminating Consenting Creditor, upon delivery of written notice to the other Parties (in accordance with Section 24):

(i)           one (1) Business Day after the Outside Date if the Effective Date shall not have occurred by the Outside Date;

(ii)          if this Agreement or any Definitive Document is amended, modified, waived or supplemented without such Consenting Creditor’s written consent in a manner that (a) adversely impacts the legal or economic rights of such Consenting Creditor, (b) alters the treatment of the A.M. Castle Claims/Interests held by such Consenting Creditor as set forth in the Term Sheet as of the date hereof in a manner that is adverse to such Consenting Creditor, (c) is adverse to such Consenting Creditor and different or disproportionate in any respect from the effect on any of the other Consenting Creditors (in its capacity as a holder of A.M. Castle Claims/Interests) (other than in proportion to the amount of such A.M. Castle Claims/Interests), (d) amends the last two sentences of Section 4, or (e) except as expressly set forth herein, requires such Consenting Creditor to incur, assume, become liable in respect of, or suffer to exist any material expenses, liabilities or other obligations, or commitments, undertakings, concessions, indemnities or other arrangements that could result in material expenses, liabilities or other obligations to such Consenting Creditor; or

(iii)          at any time that the Company takes any action or fails to take any action in violation of this Agreement, or the Bankruptcy Court (or any court of competent jurisdiction) enters an order, in each case that materially and adversely impacts the legal or economic rights of any Consenting Creditor in a manner inconsistent with this Agreement.

(e)           Termination Upon Completion of the Restructuring. This Agreement shall terminate automatically as to all Parties upon the Effective Date.

(f)            Effect of Termination. No Party may terminate this Agreement if such Party failed to perform or comply in all material respects with the terms and conditions of this Agreement, and such failure to perform or comply caused, or resulted in, the occurrence of one or more acts that would otherwise permit termination by such Party as are specified herein. The date on which termination of this Agreement as to a Party is effective in accordance with Section 7 shall be referred to as an “Agreement Termination Date.” Other than Section 11, Section 14, Section 18, Section 20, Section 21, Section 22, Section 23, Section 26 and Section 28, which shall survive termination of this Agreement, upon the termination of this Agreement in accordance with this Section 7 as to a Party, this Agreement shall become void and of no further force or effect with respect to such Party, and (i) except as otherwise provided in this Agreement, such Party shall be (A) immediately released from its respective liabilities, obligations, commitments, undertakings and agreements under or related to this Agreement, (B) have no further rights, benefits or privileges hereunder, and (C) have all the rights and remedies that it would have had and shall be entitled to take all actions, whether with respect to the Restructuring or otherwise, that it would have been entitled to take had it not entered into this Agreement; provided that in no event shall any such termination relieve a Party from liability for its breach or non-performance of its obligations hereunder prior to the date of such termination, and (ii) if this Agreement has been terminated as to all Parties, the A.M. Castle Parties shall immediately and without further notice withdraw the Plan and the Plan shall automatically be withdrawn and of no further force and effect. Upon any such termination of this Agreement, any and all consents and ballots tendered by the terminating Consenting Creditors prior to such termination shall be deemed, for all purposes, automatically null and void ab initio, shall not be considered or otherwise used in any manner by the Parties in connection with the Plan, this Agreement or otherwise, and such consents or ballots may be changed or resubmitted regardless of whether the applicable voting deadline has passed (without the need to seek a court order or consent from the A.M. Castle Parties allowing such change or resubmission), and the A.M. Castle Parties shall not oppose any such change or resubmission.

8.          Claim Resolution Matters. Prior to the entry of the Confirmation Order, the A.M. Castle Parties may enter into agreements with holders of A.M. Castle Claims/Interests (other than the Consenting Creditors) relating to the allowance, estimation, validity, extent or priority of such claims, or the treatment and classification of such claims under the Plan with the consent of the Required Consenting Creditors (which consent may be conveyed by counsel including by electronic email). Notwithstanding the foregoing, the A.M. Castle Parties shall not be required to obtain the consent of the Required Consenting Creditors with respect to payment of (a) any trade payables and employee benefits and obligations that arise in the ordinary course of the A.M. Castle Parties’ business, (b) individual claims asserted in a liquidated amount of $100,000 or less, provided, that, payment of claims in excess of $2 million in the aggregate shall require the consent of the Required Consenting Creditors, and (c) claims which the A.M. Castle Parties are authorized to resolve or pay pursuant to the terms of any applicable First-Day Orders and such resolution or payment complies with the terms and limitations, if any, imposed on the A.M. Castle Parties by such applicable order, provided, that in all cases, the A.M. Castle Parties shall be required to obtain the consent of the Required Consenting Creditors (which consent may be conveyed by counsel including by electronic email) with regards to any settlement of claims with an affiliate of the A.M. Castle Parties, the executive officers or directors of the A.M. Castle Parties, or an affiliate of the executive officers or directors of the A.M. Castle Parties.

9.             Representations.

(a)          Each Party represents and warrants to each other Party that, as of the Agreement Effective Date (or, as to a Consenting Creditor that becomes a Party hereto after the Agreement Effective Date, as of such date), and subject to any necessary approvals of the Bankruptcy Court in respect of the A.M. Castle Parties:

(i)          such Party is duly organized, validly existing, and in good standing under the laws of the jurisdiction of its organization, and has all requisite corporate, partnership, or limited liability company power and authority to enter into this Agreement and to carry out the transactions contemplated by, and perform its respective obligations under, this Agreement, and the execution and delivery of this Agreement by such Party and the performance of such Party’s obligations under this Agreement have been duly authorized by all necessary corporate, partnership, limited liability company, or other similar action on its part;

(ii)          the execution, delivery and performance of this Agreement by such Party does not and shall not (A) violate any provision of law, rule or regulation applicable to it or any of its subsidiaries or its organizational documents or those of any of its subsidiaries, (B) conflict with its organizational documents, or (C) conflict with, result in a breach of or constitute (with due notice or lapse of time or both) a default under any material contractual obligations to which it or any of its subsidiaries is a party;

(iii)         the execution, delivery and performance by it of this Agreement, or effectuation of the Restructuring, does not and shall not require any registration or filing with, consent or approval of, or notice to, or other action to, with or by, any federal, state or other governmental authority or regulatory body, except such filing as may be necessary and/or required for disclosure by the Securities and Exchange Commission or pursuant to state securities or “blue sky” laws, and the approval, if necessary, by the Bankruptcy Court of the A.M. Castle Parties’ authority to assume and implement this Agreement; and

(iv)         subject to the provisions of sections 1125 and 1126 of the Bankruptcy Code, this Agreement is the legally valid and binding obligation of such Party, enforceable against it in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance, fraudulent transfer or other similar laws, both foreign and domestic, relating to or limiting creditors’ rights generally or by equitable principles relating to enforceability.

(b)          Each of the Consenting Creditors represents and warrants (severally and not jointly) in its capacity as a Consenting Creditor that, as of the Agreement Effective Date (or, as to a Consenting Creditor that becomes a Party hereto after the Agreement Effective Date, as of such date):

(i)            it is the beneficial holder (or investment advisor or manager for such beneficial holder) of the amount of the A.M. Castle Claims/Interests on such Consenting Creditor’s signature page to this Agreement;

(ii)          each nominee, investment manager or advisor acting on behalf of the Consenting Creditors has the legal authority to so act and to bind the applicable beneficial holder; and

(iii)          other than pursuant to this Agreement, such A.M. Castle Claims/Interests are free and clear of any equity, option, proxy, voting restriction, right of first refusal or other limitation on disposition of any kind, in each case that could reasonably be expected to adversely affect such Consenting Creditor’s performance of its obligations contained in this Agreement at the time such obligations are required to be performed.

10.          Complete Agreement. The Agreement (including any exhibits or schedules hereto including as actually executed) constitutes the entire agreement of the Parties with respect to the subject matter hereof, and cancel, merge and supersede all other prior or contemporaneous oral or written agreements, understandings, representations and warranties both written and oral, among the Parties, with respect to the subject matter hereof. Each Party hereto agrees that, except for the representations and warranties contained in this Agreement or in any Definitive Documents, none of the Parties make any other representations or warranties, and each Party hereby disclaims any other representation or warranties, express or implied, or as to the accuracy or completeness of any information, made by, or made available by, itself or any of its representatives, with respect to, or in connection with, the negotiation, execution or delivery of this Agreement or the transactions contemplated by this Agreement, notwithstanding the delivery or disclosure to the other or the other’s representatives of any documentation or other information with respect to any one or more of the foregoing.

11.          Federal Rule of Evidence 408. This Agreement and the Plan are part of a proposed settlement of a dispute among the Parties. Pursuant to Federal Rule of Evidence 408 and any other applicable rules of evidence, this Agreement and all negotiations relating hereto shall not be admissible into evidence in any proceeding other than a proceeding to enforce its terms.

12.          SGF. Each Party acknowledges and agrees that: (i) SGF shall have the option to participate as one of the Roll-up Lenders and one of the Backstop Parties; (ii) the Company shall pay the reasonable and documented fees and costs of SGF’s counsel Goodwin Procter LLP incurred by SGF as a Consenting Creditor in connection with negotiating, documenting and entering into this Agreement, implementing the transactions contemplated by the Restructuring, including in connection with any Chapter 11 Cases, and enforcing this Agreement in an aggregate amount not to exceed $125,000; (iii) SGF is entering into this agreement solely in its capacity as a holder of First Lien Secured Debt Claims and Second Lien Secured Debt Claims; and (iv) Jon Mellin of Simpson Estates, Inc. is a member of the Board of Directors of the Company, neither Jon Mellin nor Simpson Estates is a Consenting Creditor, and that other than as to SGF (and only as to SGF to the extent expressly provided for herein), nothing in this RSA imposes any duty, obligation, or liability upon Mr. Mellin or Simpson Estates or any of their affiliates.

13.          Representation by Counsel. Each Party hereto acknowledges that it has been represented by counsel (or had the opportunity to and waived its right to do so) in connection with this Agreement and the transactions contemplated by this Agreement. Accordingly, any rule of law or any legal decision that would provide any Party hereto with a defense to the enforcement of the terms of this Agreement against such Party based upon lack of legal counsel shall have no application and is expressly waived. The provisions of this Agreement shall be interpreted in a reasonable manner to effect the intent of the Parties hereto. None of the Parties hereto shall have any term or provision construed against such Party solely by reason of such Party having drafted the same.

14.          Independent Due Diligence and Decision-Making. Each Consenting Creditor hereby confirms that its decision to execute this Agreement has been based upon its independent investigation of the operations, businesses, financial and other conditions and prospects of the A.M. Castle Parties.

15.          Counterparts. This Agreement may be executed in one or more counterparts, each of which, when so executed, shall constitute the same instrument and the counterparts may be delivered by facsimile transmission or by electronic mail in portable document format (.pdf).

16.          Amendments. Except as otherwise provided herein, this Agreement may not be modified, amended, supplemented or waived in any manner except in writing signed by the A.M. Castle Parties and the Required Consenting Creditors (which approval may be conveyed by counsel including by electronic email); provided, however, that (i) any modification of, or amendment or supplement to, Section 7(d), this Section 16 or the definition of “Outside Date” shall require the written consent of all of the Parties, (ii) any modification of, or amendment or supplement to, the definition of “Required Consenting Creditors” shall require the written consent of all Consenting Creditors represented by Paul, Weiss, and SGF, and (iii) any modification, amendment, supplement or waiver that is materially adverse to any Consenting Creditor in a manner that is different or disproportionate in any material respect from the effect on any of the other Consenting Creditors (in their capacity as holders of A.M. Castle Claims/Interests) set forth in this Agreement (other than in proportion to the amount of such A.M. Castle Claims/Interests) shall require the prior written consent of such affected Consenting Creditor.

17.          Headings. The headings of the sections, paragraphs and subsections of this Agreement are inserted for convenience only and shall not affect the interpretation hereof.

18.          Relationship Among Parties. Notwithstanding anything herein to the contrary, the duties and obligations of the Consenting Creditors under this Agreement shall be several, not joint. No Party shall have, by reason of this Agreement, a fiduciary relationship in respect of any other Party, any holder of A.M. Castle Claims/Interests, or any other Person, and nothing in this Agreement, express or implied, is intended to impose, or shall be construed as imposing, upon any Party any obligations in respect of this Agreement or the Restructuring except as expressly set forth herein. It is understood and agreed that any Consenting Creditor may trade in the debt or equity securities of the A.M. Castle Parties without the consent of the A.M. Castle Parties or any Consenting Creditor, subject to any applicable confidentiality agreements entered into by such Consenting Creditor and any A.M. Castle Party and Section 5(c) and 5(d) of this Agreement. No Party hereto shall have any responsibility for any such trading by any other entity by virtue of this Agreement. No prior history, pattern or practice of sharing confidences among or between the Parties hereto shall in any way affect or negate this understanding and agreement. Nothing contained herein shall be deemed to modify or terminate any applicable confidentiality agreements between or among Parties hereto or their professional advisors, and all such agreements shall remain in full force and effect.

19.          Specific Performance. It is understood and agreed by the Parties that money damages would be an insufficient remedy for any breach of this Agreement by any Party and each non-breaching Party shall be entitled to specific performance and injunctive or other equitable relief as a remedy of any such breach, including, without limitation, an order of the Bankruptcy Court or other court of competent jurisdiction requiring any Party to comply promptly with any of its obligations hereunder; provided, however, that, each Party agrees to waive any requirement for the securing or posting of a bond in connection with such remedy.

20.          Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York, without regard to such state’s choice of law provisions which would require the application of the law of any other jurisdiction. By its execution and delivery of this Agreement, each of the Parties irrevocably and unconditionally agrees for itself that any legal action, suit or proceeding against it with respect to any matter arising under or arising out of or in connection with this Agreement or for recognition or enforcement of any judgment rendered in any such action, suit or proceeding, may be brought in the United States District Court for the Southern District of New York, and by execution and delivery of this Agreement, each of the Parties irrevocably accepts and submits itself to the exclusive jurisdiction of such court, generally and unconditionally, with respect to any such action, suit or proceeding. Notwithstanding the foregoing consent to New York jurisdiction, if the Chapter 11 Cases are commenced by the A.M. Castle Parties, each Party agrees that the Bankruptcy Court shall have exclusive jurisdiction of all matters arising out of or in connection with this Agreement.

21.          Waiver of Trial by Jury. Each party hereto acknowledges and agrees that any controversy which may arise under this agreement is likely to involve complicated and difficult issues, and therefore each such party hereby irrevocably and unconditionally waives any rights such party may have to a trial by jury in respect of any litigation directly or indirectly arising out of or relating to this agreement, or the transactions contemplated by this agreement. Each party certifies and acknowledges that (a) no representative, agent or attorney of any other party has represented, expressly or otherwise, that such other party would not, in the event of litigation, seek to enforce the foregoing waiver, (b) each party understands and has considered the implications of this waiver, (c) each party makes this waiver voluntarily, and (d) each party has been induced to enter into this agreement by, among other things, the mutual waivers and certifications in this section 21.

22.          Interpretation and Rules of Construction. This Agreement is the product of negotiations among the Parties, and in the enforcement or interpretation hereof, is to be interpreted in a neutral manner, and any presumption with regard to interpretation for or against any Party by reason of that Party having drafted or caused to be drafted this Agreement, or any portion hereof, shall not be effective in regard to the interpretation hereof. The Parties were each represented by counsel during the negotiations and drafting of this Agreement and continue to be represented by counsel. In addition, this Agreement shall be interpreted in accordance with section 102 of the Bankruptcy Code.

23.           Indemnification.

(a)          Whether or not the Restructuring is consummated or this Agreement is terminated for any reason, the A.M. Castle Parties (each individually, in such capacity, the “Indemnifying Party”) shall indemnify and hold harmless the Consenting Creditors and their successors and assigns, their respective affiliates and their affiliates’ respective officers, directors, managing directors, employees, agents, members, partners, managers, advisors, controlling persons, attorneys, investment bankers and financial advisors (each acting in such capacity, an “Indemnified Person”) from and against any and all losses, claims, damages, liabilities and reasonable fees and expenses, joint or several, to which any such Indemnified Person may become subject to the extent arising out of or in connection with (i) any third party claim, challenge, litigation, investigation or proceeding with respect to this Agreement, the Chapter 11 Cases, the Restructuring or the transactions contemplated hereby or thereby, or (ii) any breach by the A.M. Castle Parties of this Agreement and to reimburse such Indemnified Persons for any reasonable legal or other reasonable out of pocket expenses as they are incurred in connection with investigating, responding to or defending any of the foregoing (subject to the limitation in the parenthetical proviso in the second sentence of Section 23(b)); provided, that, the foregoing indemnification will not, as to any Indemnified Person, apply to losses, claims, damages, liabilities or expenses to the extent that they are finally judicially determined to have resulted from any breach of this Agreement by such Indemnified Person or bad faith, gross negligence or willful misconduct on the part of such Indemnified Person. If for any reason the foregoing indemnification is unavailable to any Indemnified Person or insufficient to hold it harmless, then the Indemnifying Party shall contribute to the amount paid or payable by such Indemnified Person as a result of such loss, claim, damage, liability or expense in such proportion as is appropriate to reflect not only the relative benefits received by the Indemnifying Party, on the one hand, and such Indemnified Person, on the other hand, but also the relative fault of the Indemnifying Party, on the one hand, and such Indemnified Person, on the other hand, as well as any relevant equitable considerations.

(b)          Promptly after receipt by an Indemnified Person of notice of the commencement of any claim, litigation, investigation or proceeding relating to this Agreement, the Chapter 11 Cases, the Restructuring or any of the transactions contemplated hereby or thereby (“Proceedings”), such Indemnified Person will, if a claim is to be made hereunder against the Indemnifying Party in respect thereof, notify the Indemnifying Party in writing of the commencement thereof; provided, that, the omission so to notify the Indemnifying Party will not relieve it from any liability that it may have hereunder except to the extent it has been materially prejudiced by such failure. In case any such Proceedings are brought against any Indemnified Person and it notifies the Indemnifying Party of the commencement thereof, the Indemnifying Party will be entitled to participate therein, and, to the extent that it may elect by written notice delivered to such Indemnified Person, to assume the defense thereof, at such Indemnifying Party’s sole cost and expense, with counsel reasonably satisfactory to such Indemnified Person; provided that if the defendants in any such Proceedings include both such Indemnified Person and the Indemnifying Party and such Indemnified Person shall have reasonably concluded that there may be legal defenses available to it that are different from or additional to those available to the Indemnifying Party, such Indemnified Persons shall have the right to select separate counsel to assert such legal defenses and to otherwise participate in the defense of such Proceedings (provided, that, the Indemnifying Party shall not be responsible for any legal fees or expenses related to more than one such separate counsel) on behalf of such Indemnified Person. Upon receipt of notice from the Indemnifying Party to such Indemnified Person of its election so to assume the defense of such Proceedings and approval by such Indemnified Person of counsel, the Indemnifying Party shall not be liable to such Indemnified Person for expenses incurred by such Indemnified Person in connection with the defense thereof (other than reasonable costs of investigation) unless (i) such Indemnified Person shall have employed separate counsel in connection with the assertion of legal defenses in accordance with the proviso to the next preceding sentence (it being understood, however, that the Indemnifying Party shall not be liable for the expenses of more than one separate counsel representing the Indemnified Persons who are parties to such Proceedings), (ii) the Indemnifying Party shall not have employed counsel reasonably satisfactory to such Indemnified Person to represent such Indemnified Person within a reasonable time after notice of commencement of the Proceedings or (iii) the Indemnifying Party shall have authorized in writing the employment of counsel for such Indemnified Person.

(c)          If any settlement of any Proceeding is consummated with the written consent of the Indemnifying Party or if there is a final judgment for the plaintiff in any such Proceedings, the Indemnifying Party agrees to indemnify and hold harmless each Indemnified Person from and against any and all losses, claims, damages, liabilities and expenses by reason of such settlement or judgment in accordance with, and subject to the limitations of, the provisions of this Section 23. The Indemnifying Party shall not, without the prior written consent of an Indemnified Person (which consent shall not be unreasonably withheld or delayed), effect any settlement of any pending or threatened Proceedings in respect of which indemnity has been sought hereunder by such Indemnified Person unless such settlement (i) includes an unconditional release of such Indemnified Person in form and substance reasonably satisfactory to such Indemnified Person from all liability on the claims that are the subject matter of such Proceedings and (ii) does not include any statement as to or any admission of fault, culpability or a failure to act by or on behalf of any Indemnified Person.

24.          Notices. All notices, requests and other communications hereunder must be in writing and will be deemed to have been duly given only if delivered personally, by email, courier, by facsimile transmission or mailed (first class postage prepaid) to the Parties at the following addresses, emails or facsimile numbers:

If to the A.M. Castle Parties:

A.M. Castle & Co.
1420 Kensington Road, Suite 220
Oak Brook, IL 60523
Telephone: (847) 349-2516
Facsimile: (847) 455-7111
Attention: Marec E. Edgar

with a copy to (which shall not constitute notice):

Pachulski Stang Ziehl & Jones LLP
10100 Santa Monica Boulevard, 13th Floor
Los Angeles, California 90067-4100
Telephone: (310) 277-6910
Facsimile: (310) 201-0760
Attention: Richard M. Pachulski, Esq. and Jeffrey N. Pomerantz, Esq.
Email: rpachulski@pszjlaw.com and jpomerantz@pszjlaw.com

If to the Consenting Creditors:

To each Consenting Creditor at the address identified on the respective signature page hereto with a copy to (which shall not constitute notice):

Paul, Weiss, Rifkind, Wharton & Garrison LLP
1285 Avenue of the Americas
New York, New York 10019-6064
Telephone: (212) 373-3000
Facsimile: (212) 757-3990
Attention: Andrew N. Rosenberg, Esq., Jacob A. Adlerstein, Esq. and Adam M. Denhoff, Esq.
Email: arosenberg@paulweiss.com, jadlerstein@paulweiss.com and adenhoff@paulweiss.com

If to SGF, Inc.:

SGF, Inc.

30 North LaSalle Street

Suite 1232

Chicago, IL 60602

Attention: Jon Mellin

Email: jon@simpsonestates.com

with a copy to (which shall not constitute notice):

Goodwin Procter LLP

The New York Times Building

620 Eighth Avenue

New York, NY 10018

Attention: Michael H. Goldstein and Kizzy Jarashow

Email: mgoldstein@goodwinlaw.com, and kjarashow@goodwinlaw.com

25.       No Third-Party Beneficiaries. Except as set forth in Section 23 and Section 28, the terms and provisions of this Agreement are intended solely for the benefit of the Parties hereto and their respective successors and permitted assigns, and it is not the intention of the Parties to confer third-party beneficiary rights upon any other Person.

26.       Public Disclosure. The A.M. Castle Parties shall keep strictly confidential and shall not (and shall cause each of its legal counsel and financial advisors to not) disclose to any Person other than the A.M. Castle Parties’ legal counsel and financial advisors (a) the Consenting Creditors’ signature pages to this Agreement (without limiting the foregoing, only redacted signature pages shall be filed with the Bankruptcy Court), (b) the principal amount or percentage of any A.M. Castle Claims/Interests held by any Consenting Creditor, or (c) the identity of any Consenting Creditor or its controlled affiliates, officers, directors, managers, stockholders, members, employees, partners, representatives or agents, in each case without such Consenting Creditor’s prior written consent; provided, however, that the A.M. Castle Parties may disclose such names or amounts as may be legally required (based on the advice of outside counsel) by an order of the Bankruptcy Court in connection with the Chapter 11 Cases, in which case the A.M. Castle Parties, prior to making such disclosure, shall allow the Consenting Creditor to whom such disclosure relates reasonable time at its own cost to seek a protective order with respect to such disclosure; provided further, that, the A.M. Castle Parties shall be permitted to disclose at any time the aggregate principal amount of and aggregate percentage of A.M. Castle Claims/Interests held by the Consenting Creditors and, other than as set forth in this Section 26, the contents of this Agreement.

27.       No Waiver of Participation and Preservation of Rights. This Agreement and the Plan are part of a proposed settlement of disputes among the Parties. Without limiting the foregoing sentence in any way, if (a) the transactions contemplated by this Agreement or otherwise set forth in the Plan are not consummated as provided herein, (b) an Agreement Termination Date occurs, or (c) this Agreement is otherwise terminated for any reason, the Parties each fully reserve any and all of their respective rights, remedies, claims and interests.

28.       Transaction Expenses.

(a)       Whether or not the Restructuring or any of the transactions contemplated hereby are consummated, the A.M. Castle Parties will pay all reasonable and documented fees and out of pocket expenses of the Consenting Creditors represented by Paul, Weiss, and the Consenting Creditors’ Professionals (as defined below) (subject to the Consenting Creditors’ Professionals providing invoices (without limiting the right of such professionals to redact privileged, confidential or sensitive information) to the A.M. Castle Parties, and subject to the terms of the engagement letter between the A.M. Castle Parties and the applicable Consenting Creditors’ Professional) (i) incurred in connection with this Agreement or the Restructuring through and including the earlier to occur of (A) an Agreement Termination Date and (B) the Effective Date, or (ii) incurred in connection with the enforcement of any rights of any Consenting Creditor under this Agreement and any document or instrument entered into in connection with this Agreement or the Restructuring (such fees and expenses, collectively, “Transaction Expenses”).

(b)       The “Consenting Creditors’ Professionals” shall consist of: (i) Ducera Partners LLC, as financial advisor, (ii) Paul, Weiss, as legal counsel, (iii) Young Conaway Stargatt & Taylor, LLP, as co-counsel, and (iv) any reasonably necessary specialist counsel expressly approved in writing by the A.M. Castle Parties, which approval shall not be unreasonably withheld.

(c)       The obligations of the A.M. Castle Parties under this Section 28 are in addition to, and do not limit, their obligations to provide indemnification to each Indemnified Person pursuant to Section 23.

(d)       The A.M. Castle Parties’ agreement to pay the Transaction Expenses is an integral part of the transactions contemplated by this Agreement and, without such agreement, the Consenting Creditors would not have entered into this Agreement, and upon entry of the Confirmation Order, the Transaction Expenses shall constitute an administrative expense of the A.M. Castle Parties under sections 503(b) and 507 of the Bankruptcy Code.

29.       No Solicitation. This Agreement is not intended to be, and each signatory to this Agreement acknowledges that this Agreement is not (a) an offer for the purchase, sale, exchange, hypothecation, or other transfer of securities for purposes of the Securities Act and the Securities Exchange Act of 1934, or (b) a solicitation of votes for the acceptance of a chapter 11 plan of reorganization (including the Plan) for the purposes of sections 1125 and 1126 of the Bankruptcy Code or otherwise. Solicitation of acceptance of the Restructuring will not be solicited from any creditor of the A.M. Castle Parties until such party has received the disclosures required under or otherwise in compliance with applicable law.

30.       Remedies Cumulative. All rights, powers, and remedies provided under this Agreement or otherwise available in respect hereof at law or in equity shall be cumulative and not alternative, and the exercise of any right, power, or remedy thereof by any Party shall not preclude the simultaneous or later exercise of any other such right, power, or remedy by such Party.

[Signature Pages Follow]

IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be duly executed and delivered on the date first written above.

A.M. CASTLE & CO.

By:		/s/ Patrick R. Anderson
	Name	Patrick R. Anderson
	Title:	Chief Financial Officer & Treasurer

HY-ALLOY STEELS COMPANY

By:		/s/ Patrick R. Anderson
	Name	Patrick R. Anderson
	Title:	Treasurer

KEYSTONE SERVICE, INC.

By:		/s/ Patrick R. Anderson
	Name	Patrick R. Anderson
	Title:	Treasurer

KEYSTONE TUBE COMPANY, LLC

By:		/s/ Patrick R. Anderson
	Name	Patrick R. Anderson
	Title:	Treasurer

TOTAL PLASTICS, INC.

By:		/s/ Patrick R. Anderson
	Name	Patrick R. Anderson
	Title:	Vice President & Treasurer

[Signature Page to Restructuring Support Agreement (A.M. Castle & Co.)]

CONSENTING CREDITOR:

SGF, INC.

By:	/s/ Reuben S. Donnelley
Name	Reuben S. Donnelley
Title:	Managing Member

A.M. Castle Claims/Interests under the First Lien Credit Agreement:

$ _________________________________________

A.M. Castle Claims/Interests under the Second Lien Indenture:

$ _________________________________________

[Signature Page to Restructuring Support Agreement (A.M. Castle & Co.)]

CONSENTING CREDITORS:

(on behalf of itself and certain funds)

By:
Name
Title:

A.M. Castle Claims/Interests under the First Lien Credit Agreement:

$ _________________________________________

A.M. Castle Claims/Interests under the Second Lien Indenture:

$ _________________________________________

A.M. Castle Claims/Interests under the Third Lien Indenture:

$ _________________________________________

Other A.M. Castle Claims/Interests (if any):

$ _________________________________________

[Signature Page to Restructuring Support Agreement (A.M. Castle & Co.)]

EXHIBIT A

Term Sheet

Confidential
Subject to FRE 408

A.M. CASTLE & CO.

RESTRUCTURING TERM SHEET

April 6, 2017

This Restructuring Term Sheet (the “Term Sheet”) sets forth the principal terms of a financial restructuring (the “Restructuring”) of the existing debt and other obligations of A.M. Castle & Co. and its direct and indirect subsidiaries (each, a “Company Entity,” and collectively, the “Company”). The Restructuring shall be consummated in accordance with the terms of a restructuring support agreement, to be entered into by and among the Company and certain beneficial holders (or investment advisors or managers for such beneficial holders) of claims against the Company (collectively, the “Consenting Creditors”), to which this Term Sheet shall be attached (the “RSA”), either in an out-of-court proceeding or pursuant to a “pre-packaged” chapter 11 plan of reorganization (a “Plan”) confirmed in voluntary, jointly administered cases (the “Chapter 11 Cases,” and the date on which the Company commences the Chapter 11 Cases, the “Petition Date”) under title 11 of the United States Code, 11 U.S.C. §§ 101-1532 (the “Bankruptcy Code”) before the United States Bankruptcy Court for the District of Delaware (the “Bankruptcy Court”).

THIS RESTRUCTURING TERM SHEET DOES NOT CONSTITUTE (NOR SHALL IT BE CONSTRUED AS) AN OFFER WITH RESPECT TO ANY SECURITIES OR A SOLICITATION OF ACCEPTANCES OR REJECTIONS AS TO ANY PLAN OF REORGANIZATION, IT BEING UNDERSTOOD THAT SUCH A SOLICITATION, IF ANY, ONLY WILL BE MADE IN COMPLIANCE WITH APPLICABLE PROVISIONS OF SECURITIES, BANKRUPTCY, AND/OR OTHER APPLICABLE LAWS.

THIS TERM SHEET IS FOR DISCUSSION PURPOSES ONLY AND DOES NOT PURPORT TO SUMMARIZE ALL OF THE TERMS, CONDITIONS, REPRESENTATIONS, WARRANTIES AND OTHER PROVISIONS WITH RESPECT TO THE TRANSACTIONS DESCRIBED HEREIN, WHICH TRANSACTIONS WILL BE SUBJECT TO THE COMPLETION OF DEFINITIVE DOCUMENTS INCORPORATING THE TERMS SET FORTH HEREIN AND THE CLOSING OF ANY TRANSACTION SHALL BE SUBJECT TO THE TERMS AND CONDITIONS SET FORTH IN SUCH DEFINITIVE DOCUMENTS. NO BINDING OBLIGATIONS WILL BE CREATED WITH RESPECT TO THE TRANSACTIONS CONTEMPLATED BY THIS TERM SHEET UNLESS AND UNTIL BINDING DEFINITIVE AGREEMENTS ARE EXECUTED AND DELIVERED BY ALL APPLICABLE PARTIES.

THE COMPANY’S EXISTING INDEBTEDNESS
Existing First Lien Secured Debt	Approximately $99.5 million as of March 31, 2017

“Existing First Lien Secured Debt” shall mean the outstanding obligations of the Company under the Credit Agreement dated December 8, 2016 by and among (i) the Company, (ii) Highbridge Capital Management, LLC, Corre Partners Management, LLC, Whitebox Credit Partners, L.P., WFF Cayman II Limited, and SGF, LLC and (iii) Cantor Fitzgerald (the “Credit Agreement”), as amended, restated or otherwise modified from time to time in accordance with its terms.

“First Lien Secured Debt Claims” shall mean any and all Claims[1] arising under or related to the Credit Agreement (other than, for avoidance of doubt, any Claims arising under the Warrants, as defined in the Credit Agreement).

Existing Second Lien Secured Debt	Approximately $177 million as of March 31, 2017

“Existing Second Lien Secured Debt” shall mean the outstanding obligations of the Company under: (i) the Indenture dated February 8, 2016 by and between the Company, as Issuer and Guarantors, and U.S. Bank National Association, as Trustee (the “Senior Notes Indenture”) and (ii) the 12.75% Senior Secured Notes due 2018 (the “Senior Notes”), in each case as amended, restated or otherwise modified from time to time in accordance with their terms.

“Second Lien Secured Debt Claims” shall mean any and all Claims arising under or related to the Senior Notes Indenture or the Senior Notes.

Existing Third Lien Secured Debt	Approximately $22.3 million as of March 31, 2017

“Existing Third Lien Secured Debt” shall mean the outstanding obligations of the Company under: (i) the Indenture dated May 19, 2016 by and between the Company, as Issuer and Guarantors, and U.S. Bank National Association, as Trustee (the “Convertible Notes Indenture”) and (ii) the 5.25% Convertible Senior Secured Notes due 2019 (the “Convertible Notes”), in each case as amended, restated or otherwise modified from time to time in accordance with their terms.

“Third Lien Secured Debt Claims” shall mean any and all Claims arising under or related to the Convertible Notes Indenture or the Convertible Notes.

Other Secured Debt	Approximately $0 million as of March 31, 2017

“Other Secured Debt” shall mean the outstanding debt obligations of the Company, if any, that were permitted, and were secured by properly perfected liens that were permitted, by the Credit Agreement, the Senior Notes Indenture and the Convertible Notes Indenture (e.g., certain obligations secured by liens for taxes being contested or not yet due and payable, certain statutory liens incurred in the ordinary course of business, workers’ compensation and similar liens incurred in the ordinary course of business, purported liens relating to equipment leases entered into in the ordinary course of business, liens securing customs duties, and liens securing limited classes of permitted indebtedness).

“Other Secured Debt Claims” shall mean any and all Claims arising under or related to the Other Secured Debt.

1 “Claims” shall mean any “claims” as defined in section 101(5) of the Bankruptcy Code against any of the Company Entities, whether or not asserted.

2

RESTRUCTURING TRANSACTIONS
Credit Agreement Amendment

On or prior to April 7, 2017, the Company and the Consenting Creditors that are holders of First Lien Secured Debt Claims shall enter into an amendment to the Credit Agreement pursuant to which certain existing financial covenants shall be amended if and to the extent necessary to permit the Company to avoid a going concern qualification in its audited financial statements. Other than as set forth above, the Credit Agreement shall remain unchanged and in full force and effect.

Rights Offering

The Company shall effectuate an offering (the “Rights Offering”) to holders of First Lien Secured Debt Claims that are accredited investors or qualified institutional buyers, as such terms are defined in Rule 144A promulgated under the Securities Act of 1933, as amended (the “Securities Act”), of rights to purchase New Notes (as defined below) (the “Rights Offering Notes”) for an aggregate purchase price equal to $40 million (the “Rights Offering Amount”); provided that the Rights Offering Amount shall be reduced on a dollar-for-dollar basis if and to the extent that the Company’s Opening Liquidity (as defined below) as of the Effective Date, as determined by the Company with the consent of the Required Consenting Creditors, exceeds $25 million. Each such eligible holder of First Lien Secured Debt Claims shall be offered the right to participate in the Rights Offering on a pro rata basis in proportion to the principal amount of First Lien Secured Debt Claims held by such holder on the Rights Offering record date. For purposes of this Term Sheet, “Opening Liquidity” is defined as the Company’s unrestricted borrowing availability and unrestricted cash or equivalents after giving effect to the payment of all cash transaction and financing fees associated with the Restructuring, including any required reimbursement by the Company of the fees and expenses of professionals and advisors of the Consenting Creditors.

The Rights Offering Notes shall be issued at a 20% discount to par (the “OID”) (i.e., if the Rights Offering Amount is $40 million, such Rights Offering Notes shall have an aggregate notional principal amount of $50 million), but shall otherwise contain the same terms and conditions as the Exchange Notes (as defined below).[2]

3

The Rights Offering shall be backstopped by certain Consenting Creditors (in their capacity as such, the “Backstop Parties”) in accordance with the terms and conditions set forth in a backstop commitment agreement (the “Backstop Agreement”), which shall be in form and substance acceptable to the Backstop Parties and the Required Consenting Creditors. The Backstop Parties shall receive a put option payment equal to $2.0 million (which represents 5.0% of the maximum Rights Offering Amount) (the “Put Option Payment”) on account of backstopping the Rights Offering, which Put Option Payment shall be deemed to have been earned and shall be due and payable upon execution of the Backstop Agreement; provided, however, if the Restructuring is consummated through Chapter 11 Cases, the Company shall file a motion to assume the Backstop Agreement and the earned Put Option Payment shall be payable in cash on the earlier of the Effective Date and termination of the Backstop Agreement in accordance with its terms.
Use of Cash Collateral/DIP Facility

If necessary, the holders of First Lien Secured Debt Claims or the New ABL Facility (as defined below) (as applicable, the “DIP Lenders”) will both consent to the Company’s use of cash collateral and/or provide the Company with debtor-in-possession financing (the “DIP Facility”), in each case on terms and conditions that shall be in form and substance acceptable to the DIP Lenders and the Required Consenting Creditors. There will be no fee payable by the Company for the DIP Facility or use of cash collateral.

“DIP Facility Claims” shall mean any and all Claims arising under or related to the DIP Facility.

New ABL Facility / Roll-up Facility

The Company shall use best efforts to close on a new asset-based revolving credit facility (the “New ABL Facility”) that would be funded on the effective date of the Restructuring (the “Effective Date”), which New ABL Facility (a) shall be secured in the aggregate by a perfected first priority lien(s) on all or substantially all of the Company’s assets and (b) may consist of two or more separate facilities secured, respectively and separately, by the Company’s United States/Canada operations and the Company’s foreign operations. The credit documents for the New ABL Facility shall be in form and substance acceptable to the Company and the Required Consenting Creditors.

2 For avoidance of doubt, the parties acknowledge that any reduction of the Rights Offering Amount will reduce on a pro rata basis the aggregate amount of New Common Stock issuable upon conversion of the Rights Offering Notes, resulting in higher pro rata holdings of New Common Stock by, and less dilution of, other recipients of New Common Stock in connection with the Restructuring.

4

If the Company has not closed on a New ABL Facility (as defined below) on or before the Effective Date, then certain of the Consenting Creditors (the “Roll-up Lenders”), pursuant to commitment letters entered into before the Petition Date in form and substance acceptable to the Roll-up Lenders and the Required Consenting Creditors, shall provide, effective as of the Effective Date, a new first lien term loan credit facility in an aggregate principal amount that is sufficient, together with the Company’s cash-on-hand, to refinance the DIP Facility, if any, and the Existing First Lien Secured Debt (the “Roll-up Facility”). The Roll-up Facility, if any, shall (a) bear interest at the fixed annual rate of 10.0% for the first eighteen (18) months and 11.0% for the next 18 months, payable in cash on each interest payment date, (b) have a maturity date that is three years after the Effective Date, (c) may be prepaid in full at any time during the first eighteen (18) months subject to payment of a prepayment premium equal to 101.0% of the principal amount so prepaid, and thereafter with no prepayment penalty, and (d) shall otherwise be in form and substance acceptable to the Roll-up Lenders, the Company and the Required Consenting Creditors.

New Notes

On the Effective Date, the Company shall issue new senior secured convertible notes (the “New Notes”) in an aggregate principal amount of up $167.4 million, which shall consist of (i) $115.0 million in aggregate principal amount of Exchange Notes, which shall be convertible into 65.2% of the New Common Stock (as defined below) as of the Effective Date and before any dilution pursuant to the MIP (as defined below) (assuming for illustrative purposes only that the Rights Offering Amount is $40 million), (ii) up to $50.0 million in aggregate principal amount of Rights Offering Notes, which shall be convertible into up to 28.3% of the New Common Stock as of the Effective Date and before any dilution pursuant to the MIP (assuming for illustrative purposes only that the Rights Offering Amount is $40 million), and (iii) $2.4 million in aggregate principal amount of New Notes issued pursuant to the MIP.

5

The New Notes shall (a) have a maturity date that is five (5) years after the Effective Date, (b) bear interest at the fixed annual rate of (i) if the Company has closed on a New ABL Facility (as defined herein) on or before the Effective Date, either (A) 5.0% payable quarterly in cash or (B) if payment of interest in cash would trigger a covenant default or block access to required liquidity under the New ABL Facility, 7.0% payable quarterly in-kind or (ii) if the Company has closed on a Roll-up Facility on or before the Effective Date, either (A) 5.0% payable quarterly in cash or (B) at the election of the Company based on management’s reasonable, good faith assessment of then current liquidity, 7.0% payable quarterly in kind, (c) be secured by a perfected (i) second priority lien on all of the Company’s assets that secure the New ABL Facility and (ii) first priority lien on any assets that do not secure the New ABL Facility, and (d) be convertible into New Common Stock at any time at the option of the holder of such New Notes at a conversion premium of (20.0%) based on a total enterprise value of the Company of $250 million. The New Notes shall be subject to anti-dilution protections substantially consistent with those applicable to the Existing Third Lien Secured Debt. The New Notes may be subject to a conversion cap of 9.99% if desired by the Required Consenting Creditors; provided, however, no such conversion cap shall be applicable: (i) to any person who as of the Effective Date directly or indirectly beneficially owns (within the meaning of Rule 13d-3 under the Exchange Act) 10% or more of the New Common Stock (or equivalents), without giving effect to the conversion of any New Notes; (ii) to any person who is an affiliate as of the Effective Date, without giving effect to the conversion of any New Notes; and (iii) in the event of a conversion of the New Notes in connection with a fundamental change. The indenture and other credit documents for the New Notes shall otherwise be in form and substance acceptable to the Company and the Required Consenting Creditors.
TREATMENT OF CLAIMS AND INTERESTS
Treatment of Claims	Claims	Proposed Treatment of Claims
DIP Facility Claims

On the Effective Date, each holder of a DIP Facility Claim will receive payment in full in cash from (a) if the Company incurs the New ABL Facility, the proceeds of the Rights Offering and the New ABL Facility, or (b) if the Company incurs the Roll-up Facility, the proceeds of the Roll-up Facility.

Administrative and Priority Claims	[*]

Unless otherwise agreed to by the holder of an allowed administrative claim or priority claim against the Company, each holder of an allowed administrative claim or priority claim against the Company shall be paid in full in cash on the Effective Date or in the ordinary course of business.

6

Other Secured Debt Claims	$0 million (est.)

Unless otherwise agreed to by the holder of an allowed Other Secured Debt Claim, on the Effective Date, each holder of an allowed Other Secured Debt Claim shall receive, at the option of the Company with the consent of the Required Consenting Creditors, (i) payment in full in cash, (ii) reinstatement of the legal, equitable and contractual rights of the holder relating to such Other Secured Debt Claim, (iii) delivery of the collateral securing such Other Secured Debt Claim, or (iv) treatment in any other manner so that such Other Secured Debt Claim shall otherwise be rendered unimpaired.

First Lien Secured Debt Claims	$99.5 million (est.) + accrued and unpaid interest and expenses and other obligations as of the Effective Date[3]

In full and final satisfaction of the First Lien Secured Debt Claims, on the Effective Date, each holder of a First Lien Secured Debt Claim will (i) if the Company incurs the New ABL Facility, receive payment in full in cash from the proceeds of the Rights Offering and the New ABL Facility, or (ii) if the Company incurs the Roll-up Facility, receive (a) receive its pro rata share of the Roll-up Facility and (b) cash in an amount equal to the Exit Fee plus all accrued and unpaid interest through and including the Effective Date [4]

Second Lien Secured Debt Claims	$177 million + accrued and unpaid interest and expenses and other obligations

In full and final satisfaction of the Second Lien Secured Debt Claims, on the Effective Date, each holder of a Second Lien Secured Debt Claim will receive its pro rata share of (a) New Notes in an aggregate principal amount equal to $111.875 million (the “2L Exchange Notes”), (b) 65.0% of the New Common Stock, subject to dilution only on account of (i) shares of New Common Stock issued upon conversion of the New Notes and (ii) the MIP, and (c) cash in amount equal to $6.65 million.

Third Lien Secured Debt Claims	$22.3 million + accrued and unpaid interest and expenses and other obligations

In full and final satisfaction of the Third Lien Secured Debt Claims, on the Effective Date, each holder of a Third Lien Secured Debt Claim will receive its pro rata share of (a) New Notes in an aggregate principal amount equal to $3.125 million (the “3L Exchange Notes,” and together with the 2L Exchange Notes, the “Exchange Notes”), and (b) 15.0% of the New Common Stock, subject to dilution only on account of (i) shares of New Common Stock issued upon conversion of the New Notes and (ii) the MIP.

3 For the avoidance of doubt, regardless of whether the Company incurs the New ABL Facility or the Roll-up Facility, the First Lien Secured Debt Claims shall include, and holders of First Lien Secured Debt Claims shall receive payment in cash in full on the Effective Date on account of, the Exit Fee (as defined in the Credit Agreement) and all accrued and unpaid interest through and including the Effective Date.

4 Manner of treatment of Roll-up Facility, if necessary, subject to ongoing review and shall be acceptable to the Required Consenting Creditors.

7

General Unsecured Claims[5]	[*]

General Unsecured Claims, if undisputed, non-contingent, and liquidated, will be rendered unimpaired and paid in the ordinary course of business. If the Restructuring is consummated through Chapter 11 Cases, the Company shall seek, as part of its first day motions, Bankruptcy Court authorization to pay General Unsecured Claims in the ordinary course of business.

Intercompany Claims	N/A

On the Effective Date, all intercompany claims between any of the Company Entities shall be, at the option of the Company with the consent of the Required Consenting Creditors, either: (a) reinstated, (b) converted into equity, or (c) cancelled and may be compromised, extinguished, or settled after the Effective Date.

Existing Equity Interests and any related Section 510(b) Claims against the Company	N/A

In full and final satisfaction of all existing equity interests in the Company and related Section 510(b) Claims, on the Effective Date each holder of an existing equity interest in the Company and related Section 510(b) Claim will receive such holder’s pro rata share of 20.0% of the New Common Stock, subject to dilution only on account of (i) shares of New Common Stock issued upon conversion of the New Notes and (ii) the MIP.

Existing warrants and options to purchase equity securities and any related Section 510(b) Claims against the Company	N/A	On the Effective Date, all warrants and options to purchase equity interests in the Company and any related Section 510(b) Claims shall be cancelled.
ADDITIONAL RESTRUCTURING TERMS
Terms		Consideration
Corporate Structure		As part of the Restructuring, the Company will, with the consent of the Required Consenting Creditors, effectuate a corporate restructuring by means of any mergers, amalgamations, consolidations, arrangements, agreements, continuances, restructurings, transfers, conversions, dispositions, liquidations, dissolutions, or other corporation transactions that may be advisable to result in a new corporate structure for the reorganized Company (the “Reorganized Company”).

5 “General Unsecured Claims” consist of all unsecured claims of the Company as of the Petition Date. General Unsecured Claims do not include, for the avoidance of doubt, any claims under section 510(b) of the Bankruptcy Code or claims that may be asserted relating to any equity interests.

8

The Reorganized Company’s shall be a registrant under the Securities Exchange Act of 1934, as amended, upon the Effective Date and shall use all commercially reasonable efforts to have the New Common Stock be listed on the NYSE or NASDAQ upon the Effective Date. The Reorganized Company will have a single class of equity interest (the “New Common Stock”).[6] Each share of New Common Stock shall have the same rights, including voting, dividend and information rights. On the Effective Date, there shall be a single class of equity interests in the Reorganized Company and there shall exist no other equity securities, warrants, options, or other agreements to acquire any equity interest in the Reorganized Company, except pursuant to the MIP.

On the Effective Date, the Reorganized Company will (a) issue, to the purchasers of Rights Offering Notes in the Rights Offering, the Rights Offering Notes purchased in the Rights Offering, (b) issue, to the holders of Second Lien Secured Debt Claims, the 2L Exchange Notes and the shares of New Common Stock to be issued under “Second Lien Secured Debt Claims” above, (c) issue, to the holders of Third Lien Secured Debt Claims, the 3L Exchange Notes and the shares of New Common Stock to be issued under “Third Lien Secured Debt Claims” above, (d) issue, to holders of existing equity interests and related Section 510(b) Claims, the shares of New Common Stock to be issued under “Existing Equity Interests and any Related Section 510(b) Claims against the Company” above, and (e) issue to participants in the MIP all grants to be effected to such participants as of the Effective Date (see “Management” below).

If the Required Consenting Creditors determine that it is desirable that the Reorganized Company, following the Effective Date, cease to be a reporting company under the Securities Exchange Act of 1934, as amended, the capital stock of the Reorganized Company shall be issued subject to such restrictions on transfer, set forth either in a stockholders agreement or the corporate charter of the Reorganized Company, each of which shall be acceptable to the Required Consenting Creditors, as may be appropriate to safeguard against the unintentional application of the registration provisions of Section 12(g) of the Securities Exchange Act of 1934, as amended, to the Reorganized Company.

6 The Parties may discuss the desirability of an additional authorized class of “blank check” preferred stock for the Reorganized Company to facilitate its ability to conduct post-Effective Date equity financings.

9

Governance

Subject to any requirements imposed by the Reorganized Company’s listing exchange, the board of directors of the Reorganized Company (the “New Board”) shall be comprised of five members: (i) the President and Chief Executive Officer of the Reorganized Company, (ii)(a) Jon Mellin, so long as SGF, Inc. and any affiliated entities that hold Claims against and interests in the Company are parties to the RSA, or (b) if such entities do not become parties to the RSA, one director selected by the Company’s existing board of directors, and (iii) three directors selected by the Consenting Creditors.

The Company’s existing directors shall be considered for appointment to the New Board and existing management will be consulted in connection with selection of the Consenting Creditors’ designees.

Steven Scheinkman shall be Chairperson of the New Board until the 2018 annual shareholders meeting, at which time the New Board will either reaffirm Mr. Scheinkman as Chairperson or elect a new Chairperson.

Conditions Precedent to the Effective Date

If the Restructuring is consummated through Chapter 11 Cases, the occurrence of the Effective Date shall be subject to the satisfaction of certain conditions precedent customary in transactions of the type described herein, including, without limitation, the following:

●     The Bankruptcy Court shall have entered an order confirming the Plan and authorizing all of the transactions and agreements contemplated thereby (the “Confirmation Order”), which Confirmation Order shall be in form and substance acceptable to the Required Consenting Creditors and such Confirmation Order shall be final and non-appealable and no stay shall be in effect with respect thereto.

●     All definitive documentation for the Restructuring shall have been executed and remain in full force and effect, which definitive documentation shall be in form and substance acceptable to the Required Consenting Creditors.

10

●     All requisite filings with governmental authorities and third parties shall have become effective, and all governmental authorities and third parties shall have approved or consented to the Restructuring, to the extent required.

●     All documents contemplated by the RSA and Plan to be executed and delivered on or before the Effective Date shall have been executed and delivered.

Cancellation of Notes, Instruments, Certificates, and Other Documents

On the Effective Date, except to the extent otherwise provided in the RSA or any Plan, all notes, instruments, certificates, and other documents evidencing claims against or interests in the Company shall be cancelled and the obligations of the Company related thereto shall be discharged.

Issuance of New Securities; Execution of Plan Documents

On the Effective Date or as soon as reasonably practicable thereafter, the Reorganized Company shall issue all securities, notes, instruments, warrants, certificates, and other documents required to be issued under the RSA or any Plan. It is the intent of the parties that any securities as defined in section 2(a)(1) of the Securities Act of 1933 issued under any Plan, except with respect to any entity that is an underwriter, shall be exempt from registration under U.S. state and federal securities laws pursuant to section 1145 of the Bankruptcy Code and the Reorganized Company will use its commercially reasonable best efforts to utilize (i) section 1145 of the Bankruptcy Code or (ii) to the extent that such exemption is unavailable, any other available exemptions from registration, as applicable.

Registration Rights

All Registrable Securities (as defined below) shall be subject to customary shelf registration rights pursuant to a customary registration rights agreement (the “Registration Rights Agreement”). The Registration Rights Agreement will permit all legal means of monetizing the Registrable Securities by the selling stockholders. Pursuant to the Registration Rights Agreement, the Company shall file a registration statement (the “Registration Statement”) on Form S-3 (or another appropriate form, if Form S-3 is unavailable) to register the resale of such Registrable Securities not later than thirty days after the Effective Date and to have such Registration Statement declared effective as soon as practicable thereafter. The Company shall also seek to have such Registration Statement declared effective by the SEC as soon as practicable after filing thereof.

11

“Registrable Securities” means all shares of New Common Stock beneficially owned by Consenting Creditors (including shares of New Common Stock (x) issuable upon conversion of New Notes and (y) issued to Consenting Creditors in the Restructuring), except that shares of New Common Stock shall cease to be Registrable Securities when both (i) such shares of New Common Stock are (or would be upon conversion of the New Notes) freely transferable by the holder thereof without compliance with volume or manner of sale limitations and (ii) the holder of such shares of New Common Stock beneficially owns less than 2.5% of the then outstanding primary shares of New Common Stock (or such other amount as is agreed to by the Required Consenting Creditors).

Management Incentive Plan

The Plan will provide for the establishment of a customary management equity incentive plan as provided in separate documentation (the “MIP”) under which, among other things, 10% of the New Common Stock outstanding as of the Effective Date on a fully diluted basis other than on account of any dilution from shares of New Common Stock issued upon conversion of the Rights Offering Notes (as adjusted to exclude any OID and any Put Option Payment associated with such notes) will be reserved for grants to be approved by the New Board for officers, directors and other key employees of the Reorganized Company (the “MIP Pool”). The MIP Pool shall consist of $2.4 million in aggregate principal amount of New Notes and the remainder shall be in the form of New Common Stock outstanding as of the Effective Date (on a fully diluted basis, as described in the immediately preceding sentence).[7] Forfeited shares/awards to be returned to pool and reallocated at the discretion of the New Board.

Issuance to occur in 2 tranches:

●     Tranche A: 60% of the MIP Pool to be issued on the Effective Date in the form of the $2.4 million in aggregate principal amount of New Notes and the remainder in restricted stock or RSUs

●     Tranche B: 40% of the MIP Pool to be issued at the sole discretion of the New Board

●     Unallocated awards to be allocated in full upon a change in control, at the discretion of the New Board

7 For illustrative purposes only, if the Rights Offering Amount is $35 million, the MIP Pool shall equal 8.27% of New Common Stock on a fully diluted basis, comprised of $2.4 million of New Notes and 7.01% of New Common Stock.

12

Vesting to occur as follows, subject to continued employment of the holder:

●     Tranche A: Cliff vesting on 3rd anniversary of Effective Date

●     Tranche B: Vesting as determined by the New Board in its sole discretion

●     Full grant and vesting of all awards upon a change in control

●     Prorated vesting of awards upon death/disability or termination by employer without cause or by employee for good reason

If the employment of any member of management under a written employment agreement with the Company (an “Executive”) is terminated in connection with a change in control, change in control severance benefits payable to such Executive shall, to the extent (and only to the extent) all such benefits payable to all Executives in connection with the transaction exceed $4 million, be reduced, dollar-for-dollar, by an amount equal to the MIP value received by such Executive; provided, however, that (a) the amount of reduction shall not exceed such Executive’s pro rata share of $3.2 million (pro rata by reference to the Executive’s share of the aggregate MIP value received by all Executives); and (b) the change in control severance benefits shall not be reduced below such Executive’s pro rata share of $4.0 million (pro rata by reference to the Executive’s share of the aggregate change in control severance benefits that would be payable to all Executives being terminated in connection with such change in control).

The allocation of Tranche A MIP awards that will be granted effective as of the Effective Date shall be as follows:

●     35.0% to CEO

●     65.0% to EVPs and other management, with allocations to be made at the discretion of the CEO with the approval of the New Board (which approval shall not be unreasonably withheld)

Any equity compensation provided to directors of the Reorganized Company shall come solely from and reduce Tranche B of the MIP Pool and will be in an amount that is not greater than $100,000 per year per director. Awards granted to directors following the first anniversary of the Effective Date will be on terms that are consistent in all material respects with any Tranche B MIP award granted to senior management.

13

The form and substance of any documentation with respect to the MIP and any related management employment agreements shall be reasonably acceptable to the applicable employees and the Required Consenting Creditors.

Post-Effective Date Management Compensation

As of the Effective Date, the Company and its key management will enter into employment and other management arrangements, the form and substance of which shall be acceptable to the applicable employees and the Required Consenting Creditors, covering without limitation base salary, bonus, and executive benefits, in accordance with the RSA and Plan and which shall include the terms and conditions set forth in Annex A.

Key Employee Incentive Plan (“KEIP”) and Key Employee Retention Plan (“KERP”)

An amount equal to an aggregate of $1.6 million will be set aside for participants in the KEIP and the KERP. Amounts under the KEIP shall be payable upon the earlier of the occurrence of the Effective Date or consummation of a sale of the Company that is supported by the Required Consenting Creditors and is consummated prior to, or during the pendency of, the Chapter 11 Cases (a “Qualified Company Sale”). Amounts under the KERP shall be payable at the times indicated in the form of KERP previously provided to the Consenting Creditors.

In addition, upon consummation of a Qualified Company Sale, an additional amount will be paid to KEIP participants equal to 3.0% of the gross sales proceeds (net of transaction costs) in respect of such Qualified Company Sale.

Executory Contracts / Unexpired Leases	The Plan will provide that the executory contracts and unexpired leases that are not assumed or rejected as of the Effective Date pursuant to the Plan or a separate motion will be deemed assumed.
“Required Consenting Creditors”	The term “Required Consenting Creditors” shall have the meaning given to such term in the RSA.

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RELEASES
Released Parties

“Released Party” means, collectively, in each case solely in their capacity as such: (a) each of the Company and the Reorganized Company; (b) the Credit Agreement lenders in all of their capacities under the Credit Agreement; (c) the Credit Agreement Agent; (d) the Senior Notes Indenture Trustee; (e) the Convertible Notes Indenture Trustee; (f) each of the Consenting Creditors; (g) the Backstop Parties; and (h) with respect to each of the foregoing identified in clauses (a) through (g) herein, each of such entities’ current and former shareholders, affiliates, subsidiaries, officers directors, employees, members, managers, partners, principals, consultants, agents, attorneys, investment bankers, financial advisors, professionals, advisors, and representatives, together with their predecessors, successors, heirs, executors and assigns, each in their capacities as such; provided that no Excluded Releasing Party shall be a Released Party.

Releasing Parties

“Releasing Parties” means, collectively: (a) each of the Company and the Reorganized Company; (b) the Credit Agreement lenders; (c) the Credit Agreement Agent; (d) the Senior Notes Indenture Trustee; (e) the Convertible Notes Indenture Trustee; (f) each of the Consenting Creditors; (g) the Backstop Parties; (h) without limiting the foregoing, each holder of a Claim against or interest in the Company that (1) has voted to accept the Plan, (2) is deemed to accept the Plan, (3) whose vote to accept or reject the Plan was solicited but who did not vote either to accept or to reject the Plan, or (4) voted to reject the Plan and did not check the box on the applicable ballot indicating that they opt to not grant the releases provided in the Plan; and (i) with respect to each of the foregoing parties under (a) through (h), any successors or assigns thereto. For the avoidance of doubt, the Releasing Parties shall not include any holder of a Claim against or interest in the Company that was entitled to vote on the Plan, voted to reject the Plan, and elected to opt-out of the releases provided for in the Plan (an “Excluded Releasing Party”).

15

Company Release

The Plan and confirmation order shall provide that, effective as of the Effective Date, pursuant to section 1123(b) of the Bankruptcy Code, on and after the Effective Date, each Released Party will be deemed released by each Company Entity, their chapter 11 estates, and the Reorganized Company from any and all claims, interests, obligations, rights, suits, damages, causes of action, remedies, and liabilities whatsoever, including any derivative claims, asserted or assertable on behalf of any Company Entity, their chapter 11 estates, or the Reorganized Company, as applicable, whether known or unknown, foreseen or unforeseen, existing or hereinafter arising, in law, equity, or otherwise, that any Company Entity, its chapter 11 estates, or the Reorganized Company would have been legally entitled to assert in their own right (whether individually or collectively), or on behalf of the holder of any claim against or interest in the Company or other entity, based on or relating to, or in any manner arising from, in whole or in part, the Company, the Restructuring, the Chapter 11 Cases, the purchase, sale, transfer or rescission of the purchase, sale or transfer of any debt, security, asset, right, or interest of the Company or the Reorganized Company, the RSA, the subject matter of, or the transactions or events giving rise to, any claim against or interest in the Company that is treated in any Plan, the business or contractual arrangements between the Company and any Released Party, the restructuring of claims against and interests in the Company prior to or in the Chapter 11 Cases (including in connection with the Restructuring), the negotiation, formulation, or preparation of the restructuring documents or related agreements, instruments or other documents (including the RSA), any other act or omission, transaction, agreement, event, or other occurrence taking place on or before the Effective Date, other than claims or liabilities arising out of or relating to any act or omission of a Released Party that constitutes actual fraud, willful misconduct, or gross negligence, each solely to the extent as determined by a final order of a court of competent jurisdiction (the “Company Release”); provided that the foregoing Company Release shall not operate to waive or release any right, claim or cause of action (1) in favor of the Company or the Reorganized Company arising under any contractual obligation owed to such entity not satisfied or discharged under any Plan or (2) as expressly set forth in any Plan or Plan supplement.

16

Third Party Release

The Plan and confirmation order shall provide that, effective as of the Effective Date, the Releasing Parties (regardless of whether a Releasing Party is a Released Party) conclusively, absolutely, unconditionally, irrevocably, and forever discharge and release (and each entity so discharged and released shall be deemed discharged and released by the Releasing Parties) the Released Parties and their respective property from any and all claims, interests, obligations, rights, suits, damages, causes of action, remedies, and liabilities whatsoever, any derivative claims, asserted or assertable on behalf of any Company Entity, their chapter 11 estates, or the Reorganized Company, as applicable, whether known or unknown, foreseen or unforeseen, existing or hereinafter arising, in law, equity, or otherwise, that such entity would have been legally entitled to assert in their own right (whether individually or collectively), based on or relating to, or in any manner arising from, in whole or in part, the Company, the Company’s restructuring, the Chapter 11 Cases, or the RSA, the purchase, sale, transfer or rescission of the purchase, sale or transfer of any debt, security, asset, right, or interest of the Company or the Reorganized Company, the subject matter of, or the transactions or events giving rise to, any claim against or interest in the Company that is treated in the Plan, the business or contractual arrangements between the Company and any Released Party, the restructuring or any alleged restructuring or reorganization of claims against and interests in the Company prior to or in the Chapter 11 Cases (including the Restructuring), the negotiation, formulation, or preparation of the restructuring documents or related agreements, instruments or other documents (including the RSA), any other act or omission, transaction, agreement, event, or other occurrence taking place on or before the Effective Date, other than claims or liabilities arising out of or relating to any act or omission of a Released Party that constitutes actual fraud, willful misconduct, or gross negligence, each solely to the extent as determined by a final order of a court of competent jurisdiction. Notwithstanding anything to the contrary, the foregoing releases shall not release any obligations of any party under the Plan or any document, instrument or agreement (including those set forth in the Plan supplement) executed to implement or effectuate the Plan, including any Claims or obligations arising under or related to the New Notes, the New ABL Facility (if any) or the Roll-Up Facility (if any).

Exculpation and Injunction	The Plan and confirmation order shall provide customary exculpation and injunction provisions for the Company, the Reorganized Company, and estate representatives.
D&O Insurance

The RSA, and if applicable any Plan and confirmation order therefor, shall provide authorization for the Reorganized Company to purchase, to the extent not already purchased, tail coverage with a term of six years for current and former officers, directors, managers, trustees, and members containing the same coverage that exists under the Company’s current directors’ and officers’ liability insurance policy.

17

Indemnity

The treatment of all of the Company’s indemnification provisions currently in place (whether in the bylaws, certificates of incorporation, certificates of formation, limited liability company agreements, other organizational or formation documents, board resolutions, indemnification agreements, or employment contracts) for current and former directors, officers, employees, managing agents, and attorneys, and such current directors’ and officers’ respective affiliates, will be assumed by the Reorganized Company.

Expense Reimbursement

The Company shall pay the reasonable and documented fees and expenses of the Consenting Creditors and their advisors in connection with the Restructuring (which advisors shall consist of Paul, Weiss, Rifkind, Wharton & Garrison LLP, Ducera LLC, one local counsel, and any reasonably necessary specialist counsel expressly approved in writing by the Company, which approval shall not be unreasonably withheld).

The Company shall pay the reasonable and documented fees and costs of SGF’s counsel Goodwin Procter LLP in an amount not to exceed $125,000.

* * * * * *

18

ANNEX A

Terms & Conditions for Post-Effective Date Management Employment Agreements

●	3-year term, with 1-year auto-renewals

●	Severance upon good leaver terminations (i.e., termination by employer without cause (other than death/disability) or by employee with good reason) within 24 months following a future change in control

○	2x (2.5x for CEO) sum of base salary plus target STIP bonus

▪	(125% of base salary target for CEO; 75% of base salary target for EVPs)

○	2 years for EVPs/2.5 years for CEO of continued benefits (e.g., medical, dental, life insurance, etc.) consistent with those in effect immediately preceding the change of control

○	1 year of continued perquisites

○	2-year for EVPs/2.5-year for CEO tail period for noncompete and nonsolicit

●	Severance upon good leaver terminations not following a future change in control

○	Same as above, except severance/benefits/restrictive covenant multiples to equal 1.5x for EVPs/2x for CEO

EXHIBIT B

Form of Transferee Joinder Agreement

The undersigned (“Transferee”) hereby acknowledges that it has read and understands the Restructuring Support Agreement dated as of _______ ____, 2017 (the “Agreement”), by and among the A.M. Castle Parties, the Consenting Creditors, and the Transferors, including the transferor to the Transferee of any A.M. Castle Claims/Interests (each such transferor, a “Transferor”), and agrees, with respect to the A.M. Castle Claims/Interests set forth below (the “Transferred A.M. Castle Claims/Interests”), to be bound by the terms and conditions thereof, and shall be deemed a “Transferee” as applicable, under the terms of the Agreement with respect to the Transferred A.M. Castle Claims/Interests. Capitalized terms not defined herein shall have the meanings set forth in the Agreement.

The Transferee specifically agrees to be bound by the terms and conditions of the Agreement with respect to the Transferred A.M. Castle Claims/Interests, and makes all representations and warranties contained therein as of the date of the Transfer and with respect to the Transferred A.M. Castle Claims/Interests, including the agreement to be bound by the vote for the Plan of the Transferor if such vote was cast before the effectiveness of the Transfer addressed herein.

Date Executed:

______________________________________

Name:

Title:

Address:

E-mail address(es):

Telephone:

Facsimile:

Class(es) of A.M. Castle Claims/Interests Subject to Transfer (circle any that apply):

First Lien Term Loans

Second Lien Notes

Third Lien Notes

Amount of A.M. Castle Claims/Interests Subject to Transfer:

$___________________

(identify amount of any First Lien Term Loans, Second Lien Notes, and Third Lien Notes subject to transfer, respectively)